UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2008

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware	0-18550	61-1146077
(State or other	(Commission file	(IRS Employer
jurisdiction of	number)	Identification No.)
incorporation)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

        On December 24, 2008, NTS Mortgage Income Fund, Inc., (the “Fund”) entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s impending dissolution and liquidation. The Fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

        The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which becomes effective on January 1, 2009, supersedes and replaces all of the Fund’s property management agreements (which will be terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and National City Bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as under the prior agreements.

        Also, on December 24, 2008, the Fund received a letter (the “Deferral/Advancements Letter”) from NTS containing NTS’ agreement to defer payment of amounts due them from the Fund, and to make advances to cover expenses of the Fund during the period December 24, 2008 through December 31, 2009, except for the principal repayments due to National City Bank on April 1, 2009 and September 1, 2009. As of December 24, 2008, the Fund owed $4,088,387 to NTS and its affiliates. NTS and its affiliates most likely will require that the Fund and its subsidiaries execute promissory notes evidencing the obligation to repay the deferred amounts and the advances.

        In partial payment of the outstanding financial obligations owed by the Fund to NTS, NTS has agreed to accept certain assets from the Fund. NTS/Lake Forest II Residential Corporation, a Kentucky corporation and wholly owned subsidiary of the Fund (“NTS/Lake Forest”), entered into a Contract of Sale dated as of December 24, 2008, pursuant to which NTS/Lake Forest agreed to sell certain undeveloped real estate consisting of approximately 14.089 acres of land located at the corner of Old Henry Road and Arnold Palmer Boulevard in Louisville, Kentucky to LF Land Company, LLC, a Kentucky limited liability company (“LF”) and affiliate of NTS. LF is scheduled to receive a purchase price of $1,660,000 (based on a third party appraisal obtained by the Fund) for this undeveloped real estate. Orlando Lake Forest Joint Venture, a Florida joint venture in which the Fund holds a 50% ownership interest (“OLFJV”), entered into a Contract of Sale dated as of December 24, 2008, pursuant to which OLFJV agreed to sell four unimproved lots in the Lake Forest subdivision located in Sanford, Florida to OLF Section 15 Land Company, LLC, a Florida limited liability company and affiliate of NTS, for a purchase price of $1,272,000 (based on a third party appraisal obtained by the Fund). The Fund’s interest in the aggregate net sales proceeds from the sale of the four unimproved lots would be approximately $636,000. The Fund expects these agreements to close within 30 days, but there can be no assurance that they will close on time, or at all.

Item 1.02. Termination of Material Definitive Agreements.

        As noted in the foregoing Item 1.01 disclosure, effective December 31, 2008, the Fund is terminating all of its existing property management agreements (other than the Advisory Agreement between the Fund and NTS Advisory Corporation). The Fund has entered into the Services Agreement, which supersedes and replaces the existing property management agreements which terminate at the end of 2008. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as under the prior agreements.

        Copies of the Services Agreement, the Deferral Letter, the Termination Agreements, the Contracts of Sale and the Advisory Agreement are attached to this current report on Form 8-K as Exhibits 10.1-10.7 and are incorporated in their entirety in this Item 1.01 and Item 1.02 disclosure by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits:
10.1	Services and Development Agreement, dated December 24, 2008, between NTS Mortgage Income Fund and Residential Management Company
10.2	Letter dated December 24, 2008, from NTS Development Company and Residential Management Company to NTS Mortgage Income Fund
10.3	Termination of Property Management Agreement, dated December 31, 2008, between Residential Management Company, NTS/Lake Forest II Residential
Corporation, NTS Mortgage Income Fund and NTS Residential Management
Company
10.4	Termination of Property Management Agreement, dated December 31, 2008, between Residential Management Company, NTS/Virginia Development
Company, NTS Mortgage Income Fund and NTS Residential Management
Company
10.5	Contract of Sale, dated December 24, 2008, between NTS/Lake Forest II Residential Corporation and LF Land Company, LLC
10.6	Contract of Sale, dated December 24, 2008, between Orlando Lake Forest Joint Venture and OLF Section 15 Land Company, LLC
10.7	Advisory Agreement, dated March 31, 1989, between NTS Mortgage Income Fund and NTS Advisory Corporation

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

By:	Gregory A. Wells
Its:	Chief Financial Officer

Date:	December 30, 2008

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